UNITED STATES

             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549


                          FORM 8-K
                       CURRENT REPORT

       Pursuant to Section 13 or 15(d) of the Securities and
                    Exchange Act of 1934


         Date of Report (Date of Earliest Event Reported):
                 May 18, 2004 (April 26, 2004)

                         INNOVO GROUP INC.
        (Exact name of registrant as specified in charter)

     Delaware                  0-18926          11-2928178
(State or other jurisdiction (Commission      (IRS Employer
    of incorporation)         File No.)    Identification No.)

  5804 East Slauson Avenue,  Commerce, California    90040
   (Address of principal executive offices)        (Zip Code)

      Registrant's telephone number, including area code:
                         (323) 725-5516

                            No Change
(Former name or former address, if changed since last filing)

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Item 5.  Other Events and Required FD Disclosure

      As noted in our quarterly report on Form 10-Q for the three months ended February 28, 2004, which we filed with the Securities and Exchange Commission on April 13, 2004, we received, on or about March 30, 2004, a notice of termination from the licensor for the FetishTM mark, due to an alleged breach of the trademark license agreement, or FetishTM License. Licensor primarily alleged that we breached certain provisions of the FetishTM License related to timely delivery of licensed FetishTM products to satisfy confirmed purchase orders. Upon receipt of the termination notice, we contacted the licensor and its representatives to dispute the alleged breach claims. On April 13, 2004, the licensor rescinded the termination notice but reserved its rights to re-assert and/or revive its alleged claims contained within the notice, including the right to send a subsequent notice of termination.

     On April 26, 2004 and April 29, 2004, respectively, we received two new notices of termination from licensor. As a result, we retained outside counsel to vigorously represent us in this matter in an attempt to work amicably to resolve this dispute. During this time period, until the parties reached agreement on the future of the FetishTM License, the licensor permitted us to continue to perform our obligations under the FetishTM License.

     On May 13, 2004, the parties mutually agreed to terminate the FetishTM License for the manufacture and sale of apparel and accessories bearing the FetishTM name. The parties expect to execute a definitive settlement agreement as soon as possible setting forth the specific terms of settlement, but have reached agreement, in principle, on the basic terms, including, providing for the continuation of the right to market, distribute and sell the summer line for 2004, other excess inventory and unsold or returned merchandise for a limited period of time to certain agreed upon customers.

      We  intend  to  disclose the  material  terms  of  the
definitive  settlement  agreement  upon  execution  of   the
settlement agreement.

                         SIGNATURES


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                        INNOVO GROUP INC.
                        (Registrant)

Date:  May 18, 2004      By: /s/ Samuel J. Furrow, Jr.
                            --------------------------
                            Samuel J. Furrow, Jr.
                            Chief Executive Officer and Director
                            (Principal Executive Officer)

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